Exhibit 99.1

Operator:    Good day everyone, and welcome to the Sunstone Hotel Investors First Quarter 2018 Earnings conference call.  At this time all participants are in a listen-only mode.  Later we’ll conduct a question and answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, Tuesday, May 8, 2018, at 12:00 pm Eastern Time.  And now at this time I would like to turn the conference over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead, sir.

Aaron Reyes:    Thank you April, and good morning everyone.  By now, you should have all received a copy of our first quarter earnings release and supplemental which were made available yesterday.  If you do not yet have a copy, you can access them on our website.  Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.  We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO and hotel-adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer.  After our remarks, we will be available to answer your questions.  With that, I’d like to turn the call over to John.  Please go ahead.

John Arabia:    Thanks, Aaron and good morning everyone and thank you for joining us.  I’ll start the call today with a review of our first quarter operating results as well as an update on the current operating environment.  I’ll then provide an update on our ongoing and soon to be completed capital projects that we expect will provide additional growth late this year and into 2019.  Afterward, Bryan will recap our significant investment capacity, highlight our balance sheet flexibility and provide the specifics of our 2018 guidance.

During the first quarter, our portfolio exceeded our previous expectations for occupancy, RevPAR, total hotel revenues and overall hotel profitability, as we experienced acceleration in various parts of our business particularly with the increased

Sunstone Hotel Investors, Inc. - First Quarter 2018 Conference Call

strength of transient demand.  The first quarter comparable portfolio RevPAR decline of 70 basis points came in towards the high end of our guidance range, with a 60 basis point decline in average daily rate and a 10 basis point decline in occupancy.  Keep in mind that our first quarter results were negatively impacted by rooms renovations occurring at our Marriott Boston Long Wharf, Renaissance LAX and Hyatt San Francisco.  Adjusting for the impact of displacement, our first quarter RevPAR growth would have increased 1.5%.

So, let’s talk about the details of our operating results beginning with group trends.  As expected, group demand was down a bit in the first quarter due to fewer citywide conventions in our markets, the negative impact of the Easter calendar shift and a tough year-over-year comparison in Washington D. C. against the Presidential Inauguration.  That said, in aggregate, group trends remain healthy as evidenced by our group attendance statistics and the robust increase in group spend on food and beverage and audio visual.  Our group attendance in the first quarter actualized at 85.7% of the respective room block, which was in line with our expectation.  More importantly, group food and beverage and audio visual spent per occupied group room was very strong in the quarter increasing by nearly 14% over the prior year.  These impressive results are a factor of not only of the health of group spend, but also the result of our proactive investment and repositioning of several of our hotels over the past few years.  As I’ll discuss in a moment, we continue to find opportunities in our portfolio to remix hotels to drive incremental high-end group business that not only has higher RevPAR, but more importantly, comes with higher levels of the incremental profitability.

So, let’s talk a bit about transient demand.  As many other hotel companies have reported to date, transient demand was stronger than expected in the first quarter and helped fill the anticipated reduction in group room nights in what is typically our seasonally lowest occupancy quarter.  In the quarter, we generated approximately 525,000 transient room nights, which was nearly 28,000 room nights greater than was the case in the first quarter of last year, despite having more rooms out of service for renovation in this most recent quarter.  Transient demand was generally stronger across the portfolio although we witnessed particular strength in transient demand and or in pricing in New York, Boston, Chicago, Orlando and Maui.  The higher than anticipated transient demand kept our first quarter portfolio occupancy nearly flat compared to the prior year and fueled incremental out of room revenues.  As such, food and beverage and other revenues were a source of strength in the quarter.  Our portfolio generated a healthy 4% increase in total food and beverage sales on roughly flat occupancy, which was again driven by a nearly 14% increase in banquet and audio visual contribution per group room.  The group ancillary spend was even more impressive given it was the weaker first quarter for group business.  We also continue to see favorable trends in other

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revenues including resort fees and the collection of attrition and cancellation fees.  Additionally, we netted $812,000 of business interruption insurance proceeds related to Hurricane Irma at our Key West hotel.  We expect to collect additional business interruption proceeds in the near future, which is not taken into consideration in our guidance, but reflects some portion of the true earnings power of this resort.

Together, these trends resulted in a 70 basis point decline in the first quarter of RevPAR, which was near the high end of our guidance and a 1.7% increase in total comparable revenues, which materially exceeded our expectations.  Excluding the displacement impacted hotels, which account for approximately 220 basis points of RevPAR drag, first quarter RevPAR declined in our properties in D. C., Baltimore and Houston.  Our declines were mitigated by solid RevPAR gains at our properties in Wailea, Chicago, the Boston Park Plaza, and in Key West and San Diego.  Overall 15 of our 25 hotels met or exceeded their quarterly RevPAR forecast, which suggests the increase in transient trends is broader based than just a single asset or a small part of our portfolio.  As a result of these factors, the overall EBITDA for our portfolio exceeded our expectations and resulted in adjusted EBITDA and adjusted FFO per diluted share above the top end of our guidance range by nearly 4% and 5%, respectively.

Looking out to the rest of the year, we are seeing signs of strengthening in many segments.  Transient demand continues to improve across the board specifically in New York, San Diego and San Francisco, with the third and fourth quarters looking to have the strongest growth.  On the group side, we expect the second half of the year to have more favorable citywide activity in Orlando, Chicago and San Diego.  Group production for current and future years was strong in the first quarter with over 314,000 room nights booked, our second highest first quarter group bookings on record.  For 2018, we now have approximately 87% of our forecasted group rooms that have actualized or on the books and group pace remains in line with 2017.  Additionally, forward-looking group ancillary spend on food and beverage and audio visual remains promising.  Accordingly, we have increased our full-year 2018 guidance to reflect our first quarter outperformance.  We have increased the midpoint of our full-year 2018 adjusted EBITDA and adjusted FFO per diluted share by 1.3% and 1.5%, respectively.  We have also increased the midpoint of our full year RevPAR guidance by 25 basis points.  This increase reflects the RevPAR outperformance in the first quarter, but does not fully project the recent favorable transient trends witnessed in the first quarter into the last three quarters of the year.  This may prove to be conservative, but we will need to witness a continuation of these favorable trends to lift our outlook for the latter part of the year.

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Before I move onto comments on our capital projects, I’d like to spend a moment discussing the progress at our repositioned assets.  Boston Park Plaza generated RevPAR growth of 11% during the first quarter significantly ahead of the 2.6% RevPAR growth for the Boston market.  As first quarter is the lowest group quarter of the year, Park Plaza focused on driving a solid book of base rooms and then took advantage of transient demand in the market.  However, margins were affected by extreme winter weather in Boston, and specifically several days below freezing that culminated in a 43% increase in utility costs.  This impact was two-fold as the hotel used more energy to heat the building and utility rates increased as a result of the spike in citywide utility demand.  We expect Boston Park Plaza to generate approximately $32 million of EBITDA in 2018, which is $13 million higher than was the case when we bought the hotel in 2013.

Turning to Hawaii, quarterly results at the Wailea Beach Resort continue to exceed expectations.  During the quarter, the hotel generated RevPAR growth of nearly 31%, total revenue growth of over 28% and property level EBITDA growth of 46%.  We continue to be pleased with how well the hotel is performing, especially how it continues to gain share and close the rate gap on nearby Wailea properties.  Guest feedback continues to be positive and we are now viewed as one of the premier Wailea resorts.  Driving these financial gains is guest appreciation for the quality of the hotel and its transformative renovation.  In the first quarter ranking of all Marriott and JW Resorts in North America, the Wailea Beach Resort ranked number one out of 32 properties in the very important Intent to Recommend category not only for all guests, but also for meeting planners.  This top ranking compares to rank of 29 out of 32, yes, 29 out of 32 hotels when we acquired the resort in 2014.  Similarly, our TripAdvisor ranking has moved from seven out of seven hotels when we acquired the resort, to our current ranking of four of eight hotels in Wailea.  This TripAdvisor ranking is higher than other notable hotels including the Andaz Maui and the Grand Wailea.  Perhaps most exciting to our shareholders, is the inherent value created with our investment and repositioning in the resort. In 2018, Wailea Beach Resort is expected to generate property level EBITDA of almost $42 million.  Based on the values paid for two immediately adjacent hotels, we estimate the implied value of the hotel to handily surpass $600 million, which would imply shareholder value creation of approximately $150 million to $200 million over our total investment in the asset.  We’re quite pleased with our investment in Wailea and continue to look for similar projects to deploy our expertise and to increase our ownership of long-term relevant real estate.

Now, I’ll shift gears and talk a little bit about the current investment environment and our capital allocation strategy.  As we concentrate our portfolio in long-term relevant real estate, we continue to recycle capital by gradually selling the remaining few commodity hotels that do not fit our profile, even if it means holding on to higher than normal cash balances for some period of

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time.  Given our meaningful cash balance and access to multiple forms of reasonably priced capital, we continue to underwrite potential acquisitions of long-term relevant real estate, particularly those at which we can add value through asset management or capital investment.  That said, the transaction market remains competitive, and recent high prices paid for a few notable hotels, not only has pushed cap rates for quality hotels lower, but it has also increased the pricing expectations for some assets that have recently come to market and resulted in pricing that, in some cases, is difficult to justify.  As a result, there can be no assurances our endeavors will result in external growth.

Moving on, let me provide an update on our exciting 2018 capital projects that we expect to contribute to portfolio growth in 2019 and beyond.  I provided the details on each of the growth opportunities last quarter.  So today, I’ll just give a brief update.

First, at the Orlando Renaissance, the 47,000 square feet of new meeting space is underway, and is on schedule to be completed on time and on budget by the end of this year.  This expansion will bring our total usable event space to approximately 200,000 square feet, or an impressive 256 square feet per guest room, making the Renaissance an even more desirable meeting destination.  We expect this investment to generate a 13% to 15% unlevered return on investment including the renovation disruption that we will experience later this year.

At the Boston Park Plaza, we just completed a conversion of 8,000 square feet of vacant retail space into fantastic new meeting space with abundant natural light.  The new meeting space is making an immediate impact as the hotels already booked 11,000 group rooms due to the new space for 2018, just weeks after its open.

At the Marriott Boston Long Wharf, we’re putting the finishing touches on all 412 guest rooms and suites, which entails a repositioned room product and significant upgrades to the existing bathrooms.  This is much more than the typical rooms refresh.  Remember that this hotel ran an average room rate of $318 in 2017 with a fairly pedestrian rooms product at the time and competes with the Boston Harbor Hotel and other luxury hotels in the area.  By upgrading the rooms product, we believe we’ll be able to move the rate at this hotel closer to that of its formidable competitive set.  The renovation also includes a relocation and expansion of the M Club on the first level and the addition of three guest rooms with fantastic views of the harbor.  As noted in the last quarter, this is our most disruptive and complicated project this year, but is coming along well.  We are now in the final floors of renovation and only renovated rooms are being sold to our guests.  I welcome anybody interested to stop by and see this new fantastic product.

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In April, we began renovating all 501 guest rooms and suites at the JW New Orleans.  Similar to the scope at the Marriott Long Wharf, the JW’s renovation includes a complete repositioning of the rooms including significant upgrades to the bathroom.  In addition to these projects, we completed all the guest rooms at the Renaissance LAX and all 138 of the club rooms and suites at the Hyatt San Francisco, which we had delayed to the past few quarters to coincide with the renovation of the Moscone Center.

In summary, our portfolio continues to outperform our expectations and deliver solid results despite a quarter with difficult comps, weak citywides and the Easter shift.  We expect to further benefit this year as Oceans Edge continues to ramp up and our 2018 internal investment opportunities deliver incremental earnings.  Furthermore, our low levered balance sheet and material investment capacity position us well to increase earnings through selective investments and capital recycling, which would represent significant unrecognized earnings growth for our shareholders.

With that, I’ll turn the call over to Bryan.  Please go ahead.

Bryan Giglia:    Thank you, John and good morning everyone.  As of the end of the first quarter, we have approximately $1.2 billion of consolidated debt and preferred securities outstanding and our current in-place debt has a weighted average term to maturity of 5.2 years, and a weighted average interest rate of 4.1%.  Our variable rate debt as a percentage of total debt stands at 22% and 43% of our debt is unsecured.  We have twenty unencumbered hotels that collectively generated approximately $241 million of EBITDA over the trailing 12-month period and nearly 69% of our EBITDA is now unencumbered.  In addition to cash on hand, we have an undrawn $400 million credit facility and no debt maturities before November 2020.  We ended the first quarter with nearly $467 million of unrestricted cash on hand.  Our meaningful cash balance represents future earnings that will materialize once we deploy this capital.  We will remain disciplined, but expect to deploy our significant capacity when the right opportunity presents itself.

Now, turning to second quarter and full year 2018 guidance.  A full reconciliation can be found on page 25 of our supplemental as well as in our earnings release.  As John mentioned, our second quarter and full-year 2018 guidance are being negatively impacted by short-term disruption at several of our hotels under renovation or expansion.  The good news is that the majority of the displacement is almost behind us with approximately 85% of the disruption occurring in the first half of 2018.  We expect to start to see growth from these hotels beginning in the back half of 2018 and into 2019.  For the second quarter, we expect total portfolio RevPAR to increase between 0.5% and 2.5%, which includes approximately 150 basis points of

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renovation-related disruption.  We expect second quarter adjusted EBITDA to be between $96 million and $99 million and adjusted FFO per diluted share to be between $0.34 and $0.36.  For the full year, we expect our total portfolio RevPAR growth to be between flat and up 2.5%.  Our full year 2018 adjusted EBITDA guidance ranges from $310 million to $328 million, and our full year adjusted FFO per diluted share ranges from a $1.07 to $1.16.  Our outlook for 2018 includes anticipated displacement from our identified renovation projects that are expected to negatively impact full-year RevPAR by approximately 100 basis points and full year adjusted EBITDA by approximately $6 million to $8 million.  First and second quarter displacement was up slightly in Boston, which was partially offset by less displacement in Q1 at San Francisco and less expected displacement in Q3 and Q4 in Orlando.  Lastly as John referenced earlier, our updated 2018 guidance reflects the outperformance we witnessed in the first quarter of 2018, but does not fully reflect these recent favorable transient trends projected into the last three quarters of the year.

Now, turning to dividends, our board of directors has declared a $0.05 per common share dividend for the second quarter.  Consistent with our practice in prior years, we expect to continue to pay a regular quarterly cash dividend of $0.05 per share of common stock throughout 2018.  To the extent that the regular quarterly common dividend for 2018 does not satisfy our annual distribution requirements, we would expect to pay catchup dividend in early 2019 that would generally be equal to our remaining taxable income.  In addition to the common dividend, our Board has also approved the routine quarterly distributions for both of our series of preferred securities.

With that, I’d like to now open the call to questions, April, please go ahead.

Operator:  Thank you.  If you would like to ask a question simply press the star key followed by the digit 1 on your telephone keypad.  Also if you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again, press star 1 at this time.  We’ll pause for a moment.  And we’ll first hear from Jeff Donnelly of Wells Fargo.

Jeff Donnelly:  Good morning out there guys.  John, thanks for your commentary on the acquisition market.  It sounds like from your experience you believe it’s probable that you will not be successful, at least in the near-term, on acquisitions just

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given where pricing is.  I’m just curious about the deals that you bid on, can you talk about maybe the gap between where you bid and where the assets ultimately sold?  I’m curious how competitive that might be.

John Arabia:  Good morning Jeff, good afternoon back in Boston.  So we have literally underwritten billions of dollars of assets over the past five to six quarters.  I would say on some of those transactions, we have missed by anywhere from call it, 5% to 10%.  On one notable transaction, we were off by over 20% and even greater than that.  Some of those assets have sold and   you’ve seen those trades.  Some of those assets have not and we believe that the real competition for some of those assets is actually a refinancing given the health of the debt markets and where they stand right now.

Jeff Donnelly:  That’s helpful.  And maybe to switch gears on Hawaii, do you have a sense of how large the Big Island travel market is?  I’m just curious what, if any, share of that business you might be able to claim in the event guests are looking to kind of re-point their trips to other destinations in light of the headlines going on there with volcanoes and earthquakes and whatnot.

John Arabia:  Sure, keep in mind for those who have not been to Hawaii that Oahu is the largest hotel market followed by Maui and it’s a fairly notable step down in terms of the other outer islands.  Thus far, we have not seen any impact from the volcanic activity that’s happened on the Big Island of Hawaii on our booking pace or reservation pace, other than we picked up some calls from travelers that were supposed to go to the Big Island and were looking for alternative destinations.  Keep in mind that volcanic activity happens, perhaps not to this extent, but it does happen on the Big Island fairly regularly and thus far, we’ve really seen no impact, although it’s early, we’ve really seen no impact on Wailea.

Jeff Donnelly: And just one last one I guess it may be kind of a question about CAPEX versus, I guess call it CAPEX versus ROI.  In thinking about the disruption that you guys are incurring in 2018 from the expenditures you’re making, I’m just curious how you would break down the $150 million to $170 million you’re spending on the ROI projects versus I guess we’ll call the capital expenditures.  What I’m angling at is how that money comes back to you in 2019 and beyond if we should be assuming it just kind of comes back to its prior level or you know is that a multiple, if you will, on what was spent before.

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John Arabia:  It’s difficult Jeff, to be so precise in breaking things up into one bucket versus another.  I would say that, in general, projects like we had at the Renaissance LAX, while very nice and a much nicer room product that should allow us to compete a little better, we look at as more of a cyclical renovation.  But on the other end of the extreme, things like the Renaissance Orlando ballroom expansion, that’s 100% additive and we believe will allow us to go after more and higher-end group business in that hotel which is significantly more profitable than transient demand.  Some of the projects that are probably more in the middle, but lean a little bit heavier to ROI, would be projects like the Long Wharf Marriott and the JW New Orleans, in which, yes, we needed to renovate those rooms, but we spent a considerable amount of time looking at how we make those hotels best positioned in their markets and what the potential upside we believe was in terms of index and spend, and how do we position in those hotels.  Given the quality of those two locations, and the other product in the market we thought it was a very good idea and we would get a return on incremental capital if we elevated the overall rooms product including a significant expansion of and elevation of the bathrooms.

Jeff Donnelly:  That’s great.  Thank you, thank you.

John Arabia: Thanks, Jeff.

Operator:    Next, we’ll hear from Anthony Powell of Barclays.

Anthony Powell: Hi, good morning everyone.

John Arabia:  Hi, Anthony.

Anthony Powell:  Hi.  Had a question about Marriott and Hilton’s reduction in third-party group booking commissions.  Does that present an opportunity for hotels like the Boston Park Plaza and Hyatt Regency San Francisco to gain group share if the players shift away from Marriott and Hilton or do you expect your hotels to follow suit with lower commissions?

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Marc Hoffman: Anthony, good morning, it’s Marc Hoffman.  Look, we all know in the industry that group commissions have outpaced revenues over the last several years as increases.  As far as the hotel that have not moved, our position with them is that they should continue to do business as usual and should not be selling against those hotels in that way that is significantly problematic and we’ll wait and see.  I think it’ll be interesting to see what the industry does as the remaining hotels follow along as we get into 2019.

Anthony Powell:  Got it.  Thanks, and you mentioned transient strength in your prepared remarks several times, but not corporate transient strength.  Was that a deliberate choice and can you describe any difference between corporate and leisure transient in the quarter?

John Arabia:  It was actually both, Anthony, depending on the hotels.  We saw leisure transient strength in places like obviously Maui and Key West, although Key West was an easy comp over the last year because the property had just opened up, but we also saw pockets of strength in commercial transient demand in markets like New York, Chicago, and Boston.  So I would say it was actually both.

Anthony Powell: Got it.  Thanks.  And one more on Key West, that was a surprise for us.  Can you talk about the overall demand environment there?  Did you gain share in the market and how far you away from achieving your respective run rate?

John Arabia:  So I think as everybody remembers, we acquired Oceans Edge in the middle to late last year.  This is a hotel that had just opened up in January and wasn’t fully opened up until really mid-to-late January of last year.  This is an asset that started off with a RevPAR penetration really in the low 60% range and right before the hurricane had started to get into an index of low-70s to mid-70s.  This is an asset that we anticipate and we underwrote, we’ll eventually get into call it the mid-90s index and we thought it would take call it three years to get there.  I think given what’s happened with the material impact as a result of the hurricane is the markets is a little bit softer, as I think is widely known, we’re probably six months to 12 months delayed in achieving that RevPAR index.  We’ve been fairly pleased with the RevPAR index in a couple of months in the first quarter which was right around 70%, low-70s and we continue to be confident that over time that will continue to push

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along to where we thought the underwriting was.  So long story short, just a little bit delayed, but we feel confident that we will eventually get there.

Anthony Powell:  Got it.  Thank you.

Operator:    Shaun Kelly of Bank of America has our next question.

Shaun Kelly:  Great.  Good morning guys.  So John, I was just kind of curious, I mean, you clearly laid out that you’ve got the acquisition potential, whether or not the deal environment is cooperative it seems is a different situation.  So, I guess my question would be, clearly you hit a pretty significant home run with Wailea.  In terms of the types of repositioning opportunities you could see out there, especially one that’s of size and scale, is there any property type, I know you probably don’t want to give us too much view on markets yet, but is there any property type, whether it’s large-scale group or resort or is it an urban core box or maybe you might be able to get a discount or somebody is looking for something different?  Just what type of like operating type hotel might you be looking at out there?

John Arabia: Yes.  I think it really comes down to the opportunities that present themselves.  You know, the good news Shaun is that I think we have the capabilities to do anything from just tweaking operations with asset management to reprogramming a hotel, which requires a little more creativity to the really more difficult, more challenging, more disruptive, significant, repositioning with lots of capital.  I think that that’s a sweet spot across that spectrum.  So, it really comes down to the opportunities that present themselves.

Shaun Kelley:  Got it.  And other question would be in terms of trying to quantify that firepower.  It looks like average leverage across the peer set in full service lodging REITs is something like 3 and a half to high-3s.  You guys are something around a lot closer two or maybe even sub-two.  What’s the right kind of long-term number that you’re comfortable with, weighing where we are in the cycle with the fact that you certainly could deploy more?

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John Arabia: Yes, I think something you said Shaun was the most interesting part of that, which is where we are in the cycle.  Keep in mind our are really low leverage right now, the difference between us being at 2 times or 2.5 times or close to 3 times, isn’t all that significant because, we believe, that it allows us not only to forgo some of those defensive costs of over leverage in downturns, but allows us to maintain offensive strength in basically almost any circumstance.  So we have a fair amount of room there, but keep in mind that we fully anticipate that our leverage is likely to go up just as a function eventually of a changing operating environment or if we see the right opportunity where we believe that we can maintain a level of safety in our balance sheet but also create long-term shareholder value.  We can stretch up.  That’s not a problem.

Shaun Kelley: Thank you very much.

John Arabia:  Thank you, Shaun.

Operator:    Next we’ll hear from Michael Bellisario with Baird.

Michael Bellisario: Good morning everyone.

John Arabia: Hey, Michael.

Michael Bellisario: On the group spending side maybe your best guess here on this one, what are you hearing on the ground, maybe why we’re not seeing a bigger improvement in group pace, despite all the positives that you mentioned that you saw in the first quarter about more dollars being spent on property at the time of an event?

John Arabia: Good question, Michael.  We did talk about that our group production in the first quarter was pretty good.  It was the second highest on record.

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Marc Hoffman: Yes, it’s Marc.  Citywide paces are down slightly around the country in 2019 and I think that’s holding back some people from deciding where to book.  We’re also in our portfolio, as I think you know, at an all-time peak high of the actual group rooms and so those types of things are things that we’re having to deal with.

Michael Bellisario: But maybe as you see it with what you’re hearing from whether it’s the group planners or the people attending the conferences or at least the corporations or associations having those conferences, you know, would you expect to see all the other facts aside, pace pick up because the at the time of events spending that’s improving is kind of foreshadowing, lengthening of the booking window and more corporate confidence?

John Arabia:  You know, Michael, there’s one piece of anecdotal evidence and we’ve heard this now from a couple of our hotels that they know that there are certain groups that continued to delay signing of contracts in certain markets.  And these are contracts that are a couple of years out, in some level of anticipation of the pendulum swinging back to them.  I think that’s a dangerous game for them and it does seem like there’s a little bit of pent-up demand at least in the couple markets.  I want to reemphasize that that’s just anecdotal demand, but we continue to monitor that.

Michael Bellisario: That’s interesting, and then switching gears a little bit just on the inbound international travel side.  A few of the markets you mentioned certainly more international heavy, can you maybe compare and contrast what you saw on that front in your kind of gateway markets versus your non-gateway markets or any discernible difference in there?

John Arabia:  Yes.  So if you take a look at the total enplanements coming in and out of both San Francisco and LAX, both are up significantly.  Off the top my head, I think they’re both around 8% year-over-year to the first quarter.  New York, the Greater New York area is up a bit as well.  So overall, it appears that international inbound traffic is, from what we see going on the airports, the major airports and just anecdotal evidence from some of our gateway markets there seems to be a turn of the corner on international inbound demand.

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Michael Bellisario:  But it sounds like that’s more broad-based though than just the New Yorks and Hawaiis, Boston and Chicagos for example?

John Arabia:  I’d really look at New York, DC, Orlando even, Hawaii, San Francisco, San Diego, LA as the best barometers.  And what we see there looks to be an increase in international inbound.

Michael Bellisario:  That’s helpful.  Thank you.

John Arabia:  Thanks, Michael.

Operator:  Next we hear from Thomas Allen of Morgan Stanley.

Thomas Allen:  Hey, good morning.  Your Chicago properties all did really well in the quarter.  Can you just talk about what drove that and your expectations for the rest of the year?  Thanks.

Marc Hoffman:  Yes.  The first quarter was heavy because of citywide group and we were pleased with that and I think the citywides will slow down in the trough in some of the out quarters, but we were pleased by Q1 and we continue to be pleased also by short-term group in the market.

Thomas Allen:  Perfect.  And then just focus on other market Houston, and I know that you have relatively small presence there, but how are you thinking about that market, and I mean those are some of your low RevPAR assets, so what are your thoughts on potentially exiting those? What’s that demand environment like for transactions there?  Thanks.

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John Arabia: Well.  Our strategy is quite simple, and that is we want to own long-term relevant real estate.  I would say that those two hotels, well fine hotels, probably don't fit the center core of that strategy.  But at the same time there's no pressure for us to sell anything considering our low leverage and our significant cash position.  So I think we're going to be methodical as we approach any disposition and try to make sure that we're maximizing shareholder value.

Thomas Allen:  And just what’s the current state of both demand trends in that market and demand for transactions in that market?  Thanks.

John Arabia:  Demand has been bolstered a little bit by continued hurricane relief although we continue to think that that tapers off overtime.  We are optimistic that the rise in oil prices will help that market, too early to tell exactly how that plays out or exactly what the lag time is to an increase in demand in that market.

Thomas Allen:  Helpful.  Thanks.

Operator:    Our next question comes from Bill Crow of Raymond James.

Bill Crow:  Good morning, John.

John Arabia:  Hey, Bill.

Bill Crow: I have a little bit of a cold here.  John, I think we can all agree that Bayfront in San Diego is long term relevant real estate, but it seems like over the past couple of weeks we've seen progress made towards an ultimate groundbreaking of a new Gaylord property just south of San Diego.  Could you talk about how that might kind of change your perspective of that market and that particular asset?

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John Arabia: Yes, obviously we’re not excited by new supply, although I think the new Gaylord asset will induce a fair amount of new demand into the market.  I continue to believe that the downtown San Diego market is going to be relevant to group planners even with that new supply coming in. And I take a look at our location being immediately adjacent to the convention center, hopefully a convention center that expands here in the near future, and being next to Petco Park and the Gaslamp District.  While new supply is coming into the market, I would say that we and a couple other hotels, really have the premier location and we're running at very high occupancies, I still think that that's long-term relative real estate.

Bill Crow: I figured you might say that.  As you look ahead to 2019—I’m not looking for guidance of course—but as you think about renovation disruption next year.  As you think about your capital plan, is it going to be similar to this year, more, or less?

John Arabia:  We haven't talked about that yet Bill, let’s get back to you potentially on the next call, but directionally it should be lower.

Bill Crow:  Okay.  That's it from me.  Thanks guys.

John Arabia:  Thanks, Bill.

Operator:    And next we'll hear from Floris van Dijkum of Boenning.

John Arabia:  Hi, Floris.

Floris van Dijkum: Hi John.  Morning.  Quick question for you, did I hear you correct saying that you think the Boston Park Plaza will produce $32 million of EBITDA this year?

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Sunstone Hotel Investors, Inc. - First Quarter 2018 Conference Call

John Arabia:  Yes.  That's right.

Floris van Dijkum:  That's actually huge jump from the first quarter, where you had negative EBITDA is that a usual …

John Arabia:  Remember, the first quarter in Boston, a couple of things, the first quarter in Boston is the seasonally weakest quarter, rates are considerably lower and then we just had some margin pressure because of the storms in the first quarter.  Second and third quarter in particular are incredibly profitable and so I think the point really was that our profitability at that hotel given our repositioning is significantly more than was the case when we bought the hotel.

Floris van Dijkum: Got it.  And then in terms of another Boston question, the Long Wharf, are you thinking that comps are getting ADR close to $400, do you think that's feasible for the Long Wharf after the renovation?

John Arabia:  I don’t know about $400 yet, all though that’d be fantastic.  I think it's just going to take us a little while to ramp, but we're fairly confident that, I don't have all the analysis in front of me, but that the incremental spend in that property, because it's fairly expensive to bump out bathrooms and put in full showers and just the level of the finishes that we decided in that property, we thought they were well paid for by what we thought the increased index will be at that asset.  I think many of you have heard me say that I really do believe that this is one of the best located hotels in Boston.  And even in the condition of the rooms last year the hotel ran a $318 rate at 87% occupancy.  This is, again, going back to our strategy, we are happy to invest in these types of assets in these types of locations because, over long periods of time, we think that they can not only pay for and justify the incremental spend in CAPEX, but also have a much better return to our shareholders.

Floris van Dijkum:  Great.  That’s it from me.  Thanks.

Operator:  And it appears there are no further questions.  I would like to turn the conference back over to John Arabia for any additional or closing comments.

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Sunstone Hotel Investors, Inc. - First Quarter 2018 Conference Call

John Arabia:  Thank you all very much for your interest.  Have a wonderful week, we’re around and have a wonderful Mother's Day.  Thank you.

Operator:  That does conclude today’s conference.  Thank you all for your participation.  You may now disconnect.

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